Exhibit 99.1

Sidus Space, Inc. Reports Second Quarter 2022 Results and Business Update

Revenue Increased 695% in Second Quarter 2022 from Second Quarter 2021

CAPE CANAVERAL, Fla., August 12, 2022— —Sidus Space, Inc. (NASDAQ:SIDU), a Space-as-a-Service satellite company focused on commercial satellite design, manufacture, launch, and data collection, today announced financial results for the second quarter ended June 30, 2022 and provided company business updates.

Q2 2022 Financial Highlights

●	Revenue increased to $1.85 million for the three months ended June 30, 2022 from $232,000 in the comparable period of 2021, an increase of 695%.

○	This increase is primarily attributed to increased customer confidence as a result of previous deliveries and increased contract flow driven by sales efforts from an expanded sales team.

●	Gross Profit increased to $347,000 for the three months ended June 30, 2022 from a loss of $56,000 in the comparable period of 2021, attributable to an increase in revenue, a decrease in labor intensive contracts and an increase in our higher margin Satellite-as-a-Service business line.

●	Operating Expenses increased to $2.7 million for the three months ended June 30, 2022 compared to $418,000 for the three months ended June 30, 2021, resulting from expansion of our staff and facilities, as well as increased insurance, investor relations, legal and accounting fees that are associated with being a publicly traded company.

●	During the quarter, the Company’s principal shareholder forgave approximately $1.624 million of debt, consisting of the entire unpaid principal amount and accrued interest owed by the Company to the shareholder.

Capital Structure

●	As of June 30, 2022, the Company had $6.8 million in cash.

●	On August 10, 2022, to supplement the Company’s cash position and enable the Company’s growth, the Company entered into a Common Stock Purchase Agreement that will enable the Company to raise up to $30 million of additional equity as funding needs arise.

Operational Highlights

The Company continues to take meaningful steps toward the inaugural launch of its LizzieSatTM

Constellation:

●	The Company announced that it has selected AWS to provide cloud storage of mission critical operation and customer data.

●	In June, the Company conducted its Lizzie Sat Phase I Safety Review with NASA.

●	The Company has selected L3Harris Technologies InControl™ software for command and control and mission planning for LizzieSat™ Constellation.

●	Subsequent to the close of the quarter, the Company was informed by NASA that its launch date has been moved to Q1 2023. There is no expected impact to production or 2022 revenue as a result of this change.

The Company continues to build key relationships with customers in its mission-critical hardware manufacturing business:

●	The Company increased its scope of work with Teledyne Marine, whereby Sidus Space will now manufacture components for Teledyne Marine’s Massachusetts facility in addition to continuing to supply components to Teledyne Marine’s facilities in Texas and Florida, which should increase Sidus’ overall Teledyne revenue.

●	Sidus has completed the fabrication of the first set of hardware in support of NASA’s Artemis Program and their Space Launch System (SLS) Manned Vehicle. Sidus is responsible for the build, qualification, and testing of Umbilical Quick Disconnects for the Environmental Control System (ECS) on the Universal Stage Adapter (USA) for NASA’s Space Launch System (SLS).

●	Sidus is a partner on the team that won a $3.5 billion contract for the Exploration Extravehicular Activity Services, or xEVAS Program, which the team will, among other responsibilities, design, develop, and produce an integrated Extravehicular Activity (EVA) capability that includes a new Spacesuit and ancillary hardware.

Carol Craig, Founder and CEO of Sidus Space, said, “In the second quarter, we continued to win contracts, customers and purchase orders while expanding existing partnerships, marking significant progress implementing our Space-as-a-Service strategy. Our manufacturing division continues to expand relationships throughout the industry, with Teledyne being just one example of how we have become an integral supplier to many space hardware manufacturers. We continue to secure new design and production opportunities, with recent successes including a role on one of the teams that won NASA’s Exploration Extravehicular Activity (xEVAS) services contract, which includes the design, development, production, and hardware processing for a new spacesuit and ancillary hardware tools. At the same time, we are making progress in preparing for the launch of LizzieSatTM, with the successful completion of a Phase I Safety Review and key partner selections. There is a significant opportunity ahead of us and our comprehensive vertically-integrated offerings position us well to capture a significant portion of the overall total addressable market of the Space ecosystem. We are excited about what lies ahead for Sidus and I am proud of our team’s ability to meet the rapidly evolving needs for commercial space capabilities. We are confident we are taking the necessary steps on our path toward profitability and creating value for our shareholders.”

About Sidus Space

Sidus Space, located in Cape Canaveral, Florida, operates from a 35,000-square-foot manufacturing, assembly, integration, and testing facility focused on commercial satellite design, manufacture, launch, and data collection. The company’s rich heritage includes the design and manufacture of many flight and ground component parts and systems for various space-related customers and programs. Sidus Space has a broad range of Space-As-a-Service offerings including space-rated hardware manufacturing, design engineering, satellite manufacturing and platform development, launch and support services, data analytics services and satellite constellation management.

Sidus Space has a mission of Bringing Space Down to Earth™ and a vision of enabling space flight heritage status for new technologies while delivering data and predictive analytics to domestic and global customers. Any corporation, industry, or vertical can start their journey off-planet with Sidus Space’s rapidly scalable, low-cost satellite services, space-based solutions, and testing alternatives. More than just a “Satellite-as-a-Service” provider, Sidus Space is a trusted Mission Partner–from concept to Low Earth Orbit and beyond. Sidus is ISO 9001:2015, AS9100 Rev. D certified, and ITAR registered.

Forward-Looking Statements

Statements in this press release about future expectations, plans and prospects, as well as any other statements regarding matters that are not historical facts, may constitute ‘forward-looking statements’ within the meaning of The Private Securities Litigation Reform Act of 1995. The words ‘anticipate,’ ‘believe,’ ‘continue,’ ‘could,’ ‘estimate,’ ‘expect,’ ‘intend,’ ‘may,’ ‘plan,’ ‘potential,’ ‘predict,’ ‘project,’ ‘should,’ ‘target,’ ‘will,’ ‘would’ and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: the uncertainties related to market conditions and other factors discussed in Sidus Space’s Annual Report on Form 10-K for the year ended December 31, 2021, and other periodic reports filed with the Securities and Exchange Commission. Any forward-looking statements contained in this press release speak only as of the date hereof, and Sidus Space, Inc. specifically disclaims any obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

Contacts

Investor Relations

Kevin Holmes

Chesapeake Group

kevinholmes@chesapeakegp.com

+1-410-825-3930

Media Contact

Katie Kennedy

Gregory FCA

katiek@gregoryfca.com

+1-610-731-1045

SIDUS SPACE, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

	June 30, 2022	December 31, 2021
Assets
Current assets
Cash	$6,768,318	$13,710,845
Accounts receivable	1,148,062	130,856
Accounts receivable - related parties	366,238	443,282
Inventory	284,385	127,502
Contract asset	60,932	-
Prepaid and other current assets	2,293,248	1,595,099
Total current assets	10,921,183	16,007,584

Property and equipment, net	1,462,473	775,070
Operating lease right-of-use assets	378,917	504,811
Other	19,761	12,486
Total Assets	$12,782,334	$17,299,951

Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable and other current liabilities	$1,992,035	$1,845,460
Accounts payable and accrued interest - related party	549,171	588,797
Contract liabilities	60,932	-
Contract liabilities- related party	-	63,411
Notes payable - related party	-	1,000,000
Operating lease liability	259,813	261,674
Finance lease liability	-	50,927
Total Current Liabilities	2,861,951	3,810,269

Notes payable - non-current	1,079,021	1,120,051
Notes payable - related party - non-current	-	1,350,000
Operating lease liability - non-current	135,725	262,468
Finance lease liability - non-current	-	97,092
Total Liabilities	4,076,697	6,639,880

Commitments and contingencies	-	-

Stockholders’ Equity
Preferred Stock: 5,000,000 shares authorized; $0.0001 par value; no shares issued and outstanding	-	-
Common stock: 110,000,000 authorized; $0.0001 par value
Class A common stock: 100,000,000 shares authorized; 6,874,040 and 6,574,040 shares issued and outstanding, respectively	687	657
Class B common stock: 10,000,000 shares authorized; 10,000,000 shares issued and outstanding	1,000	1,000
Common stock value	1,000	1,000
Additional paid-in capital	28,908,017	26,074,292
Accumulated deficit	(20,204,067)	(15,415,878)
Total Stockholders’ Equity	8,705,637	10,660,071
Total Liabilities and Stockholders’ Equity	$12,782,334	$17,299,951

SIDUS SPACE, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2022	2021	2022	2021

Revenue	$1,479,092	$177,794	$2,839,480	$289,641
Revenue - related parties	368,271	54,524	807,218	95,813
Total - revenue	1,847,363	232,318	3,646,698	385,454
Cost of revenue	1,500,599	288,464	2,321,597	576,140
Gross profit (loss)	346,764	(56,146)	1,325,101	(190,686)

Operating expenses
Payroll expenses	1,391,451	222,490	2,142,649	442,862
Sales and marketing expenses	112,153	23,382	202,614	71,111
Lease expense	86,352	46,353	171,351	84,008
Depreciation expense	47,505	8,014	68,596	15,598
Professional fees	131,922	19,902	1,454,214	30,493
General and administrative expense	976,796	97,981	1,949,538	159,224
Total operating expenses	2,746,179	418,122	5,988,962	803,296

Net loss from operations	(2,399,415)	(474,268)	(4,663,861)	(993,982)

Other income (expense)
Other expense	-	(74)	-	(504)
Interest expense	(58,420)	(23,048)	(124,328)	(26,693)
Gain on forgiveness of PPP loan	-	-	-	324,460
Total other income (expense)	(58,420)	(23,122)	(124,328)	297,263

Loss before income taxes	(2,457,835)	(497,390)	(4,788,189)	(696,719)
Provision for income taxes	-	-	-	-
Net loss	$(2,457,835)	$ (497,390)	$(4,788,189)	$(696,719)

Basic and diluted loss per Common Share	$(0.15)	$(0.05)	$(0.29)	$ (0.07)

Basic and diluted weighted average number of common shares outstanding	16,874,040	10,000,000	16,738,128	10,000,000

SIDUS SPACE, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Six Months Ended
	June 30,
	2022	2021

Cash Flows From Operating Activities:
Net loss	$(4,788,189)	$(696,719)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock based compensation	1,209,000	-
Depreciation and amortization	171,117	195,700
Lease liability amortization	(2,710)	10,718
Gain on forgiveness of PPP loan	-	(324,460)
Changes in operating assets and liabilities:
Accounts receivable	(1,017,206)	(31,762)
Accounts receivable - related party	77,044	175,769
Inventory	(156,883)	124,101
Contract asset	(60,933)	-
Prepaid expenses and other assets	(705,423)	8,261
Accounts payable and accrued liabilities	239,545	(17,279)
Accounts payable and accrued liabilities - related party	32,634	224,905
Contract liabilities	(2,479)	-
Net Cash used in Operating Activities	(5,004,483)	(330,766)

Cash Flows From Investing Activities:
Purchase of property and equipment	(858,520)	(30,266)
Net Cash used in Investing Activities	(858,520)	(30,266)

Cash Flows From Financing Activities:
Bank overdraft	-	56,071
Due to shareholder	-	89,872
Proceeds from notes payable	-	307,610
Repayment of notes payable	(134,000)	(16,266)
Payment of lease liabilities	(148,019)	(49,952)
Repayment of notes payable - related party	(797,505)	-
Net Cash provided by (used in) Financing Activities	(1,079,524)	387,335

Net change in cash	(6,942,527)	26,303
Cash, beginning of period	13,710,845	20,162
Cash, end of period	$6,768,318	$46,465

Supplemental cash flow information
Cash paid for interest	$1,949	$4,754
Cash paid for taxes	$-	$-

Non-cash Investing and Financing transactions:
Debt forgiveness	$1,624,755	$-